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                                                                      Exhibit 11

                       Huntington Bancshares Incorporated
                       Computation of Earnings Per Share
                  Years Ended December 31, 1995,1994, and 1993
              (in thousands of dollars, except per share amounts)


Year Ended December 31,                        1995         1994          1993
                                           ------------ ------------  ------------
Net Income                                    $244,489     $242,593      $236,912

Effect of Convertible Debt                          41           71           102
                                           ------------ ------------  ------------

Fully Diluted Net Income                      $244,530     $242,664      $237,014
                                           ============ ============ ============

Average Common Shares Outstanding          137,702,243  136,209,760   134,729,322

Dilutive Effect of Stock Options               887,103      812,172     1,283,813
                                           ------------ ------------  ------------
Average Common Shares and Common
     Share Equivalents -- Primary          138,589,346  137,021,932   136,013,135

Additional Dilutive Effect of Stock Options    212,705      --             36,800

Dilutive Effect of Convertible Debt             76,993      131,543       189,986
                                           ------------ ------------  ------------

Fully Diluted Shares                       138,879,044  137,153,475   136,239,921
                                           ============ ============ ============


Net Income per Common Share Outstanding          $1.78        $1.78         $1.76
Primary Earnings per Share                       $1.76        $1.77         $1.74
Fully Diluted Earnings per Share                 $1.76        $1.77         $1.74